Exhibit 99.1

Bank of the James Announces Third Quarter,  Nine Months of 2022

Financial Results and Declaration of Dividend

Record Quarterly Earnings, Strong Financial Ratios, Asset Quality

LYNCHBURG, VA, October 21, 2022 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month and nine month periods ended September 30, 2022.  The Bank serves Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended September 30, 2022 was a record $2.57 million or $0.55 per basic and diluted share compared with $1.88 million or $0.40 per basic and diluted share for the three months ended September 30, 2021. Net income for the nine months ended September 30, 2022 was $7.01 million or $1.48 per basic and diluted share compared with $5.73 million or $1.21 per basic and diluted share for the nine months ended September 30, 2021.

Robert R. Chapman III, CEO, commented: “The Company’s record third quarter earnings and continued strong financial performance underscored the importance of balanced income contributions from a  broad range of commercial and retail banking products and expanded wealth management services. Maintaining high asset quality, focusing on operational efficiency and interest rate management supported strong bottom-line performance.

“In the third quarter, productivity as measured by return on average assets exceeded 1%, reaching its highest level in several years. Following several years of navigating an extremely low interest rate environment, our net interest margin improved rapidly in the quarter, as did interest rate spread. These improvements were reflected in net income expansion in the third quarter and nine months of 2022.

“Asset quality remained strong, with few nonperforming loans, further reduction of the Company’s Other Real Estate Owned (OREO), and strong asset quality ratios. As in the past two quarters, we recorded a recovery of loan losses as there was no requirement to provide for loan losses. Productivity, efficiency and asset quality have greatly contributed to record earnings.

“Loan growth and the Company’s prompt response to rising interest rates led to 16% year-over-year growth in net interest income in the third quarter, and 6% growth in the nine-month period compared with a year earlier. In both periods of 2022, we saw double-digit growth of noninterest income compared with a year earlier. Expanded use of fee-based electronic corporate cash management services and income from PWW strengthened noninterest income.

“The Company’s consistent earnings and capital strength positioned us to enhance shareholder value by repurchasing approximately 2% of the Company’s outstanding common stock during the quarter. Our Board of Directors also approved an increased quarterly dividend of $0.08 per share, an increase of 14% from last quarter, reflecting a  commitment to building value for shareholders even in the face of changing and challenging stock market conditions.

“The communities and customers we serve continue to demonstrate financial strength and stability. Rising interest rates and concerns about inflation and the economy have understandably slowed activity in commercial lending. Our residential mortgage origination business, which has been exceptionally brisk in the past several years, also experienced the impact of rising interest rates on demand – particularly mortgage refinancings. We expect Bank of the James’ reputation for loan processing, service and pricing will support our continued leadership in purchase mortgage originations.

“As we progress toward year-end, we look forward to providing superior financial solutions for customers and growth in value which shareholders expect.”

Highlights

•

Net income in the third quarter of 2022 increased 37% from a year earlier, while net income in the nine months of 2022 rose 22% compared with the nine months of 2021. Income growth in both periods of 2022 reflected balanced contributions from commercial and retail banking, residential mortgage originations, wealth management, and loan loss recoveries.

•

Total interest income in the third quarter of 2022 increased 15% from the prior year’s third quarter as commercial real estate lending continued to grow and rate-adjusted loans reflected the rising interest rate environment.

•

Net interest income was $7.9 million in the third quarter of 2022, up 16% from a year earlier, primarily reflecting increased interest income and continuing low interest expense. Net interest income in the nine months of 2022 grew 6% compared with the nine months of 2021.

•

Total noninterest income in the third quarter of 2022 rose 37% compared with a year earlier as slowing income from gain on sale of residential mortgage loans was more than offset by wealth management fees and interchange income on card activity. Noninterest income in the nine months of 2022 increased 27% compared with the same period of 2021.

•	Loans, net of the allowance for loan losses, increased 7% to $614.11 million at September 30, 2022 compared with $576.50 million at December 31, 2021, primarily reflecting commercial loan growth.
•

Asset quality remained strong, reflected in a ratio of nonperforming loans to total loans of 0.13% at September 30, 2022 compared with 0.16% at December 31, 2021. The Company continued to trim OREO, writing down a significant portion of OREO based on its recently contracted sales price.

•

Total deposits declined marginally at September 30, 2022 compared with December 31, 2021 and reflected continued strength of lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts), which were 85% of total deposits.

•	In both periods of 2022, Return on Average Assets (ROAA) and Return on Average Equity (ROAE) ratios improved significantly from 2021.
•	The Company repurchased 112,000 shares of its common stock during the quarter for an aggregate of $1,402,000, which equates to an average price of approximately $12.51 per share.
•

On October 18, 2022 the Company’s board of directors approved a quarterly dividend of $0.08  per share (up from $0.07 last quarter) to stockholders of record as of November 25, 2022, to be paid on December 9, 2022.

Third Quarter, Nine Months of 2022 Operational Review

Net interest income after recovery of loan losses for the quarter ended September 30, 2022 was $8.2 million compared with $6.8 million a year earlier, primarily reflecting higher interest income, stable year-over-year interest expense, and a $300,000 recovery of loan losses,  as indicated by the Bank’s allowance for loan losses methodology.

For the nine months ended September 30, 2022, net interest income after recovery of loan losses was $22.3 million compared with $20.3 million a year earlier, reflecting increased interest rates, higher interest income from the Bank’s securities portfolio, a decrease in interest expense, and a $900,000 recovery of loan losses, as indicated by the Bank’s allowance for loan losses methodology.

Total interest income increased to $8.4 million in the third quarter of 2022 compared with $7.3 million a year earlier. The quarterly increase reflected accelerating organic loan growth and interest rate increases.  Higher rates have had a positive impact on the yields earned on interest earning assets. The yield on interest earning assets in the third quarter of 2022 was 3.64%, up significantly from a year earlier. Total interest income for the nine months of 2022 was $22.9 million compared with $21.9 million for the nine months of 2021, also reflecting accelerating organic loan growth and interest rate increases.

Total interest expense in the third quarter of 2022 was $499,000 compared with $493,000 a year earlier, while interest expense in the nine months of 2022 was $1.5 million, down 8% from $1.6 million in the nine months of 2021. Both periods reflected ongoing reductions in the cost of time deposits, continued high levels of lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts), partially offset by interest expense on a loan used to finance the 2021 acquisition of PWW. In the second quarter of 2022, the company negotiated a lower rate paid on the acquisition loan.

J. Todd Scruggs, Executive Vice President and CFO, commented: “Improvements in net interest margin and net interest spread in the third quarter of 2022 reflected adjustments to our investment strategy based on our expectation that interest rates would be rising, and our ability to successfully manage our deposit costs.

“Earlier in the year, the Company’s actions included shifting a significant amount of investment funds from Fed Funds into its fixed income portfolio as yields became more attractive. We have also adjusted loan rates upward to be consistent with the rising interest rate environment with the expectation it might lead to somewhat slower commercial loan activity. Although some borrowers have sought lower-rate loans from other lenders or delayed borrowing decisions, most of our clients continue to appreciate the value of their full-service relationship with Bank of the James.”

The net interest margin in the third quarter of 2022 was 3.43% and the interest spread was 3.38%, up significantly from the margin and spread in both the third quarter of 2021 and the second quarter of 2022. For the first nine months of 2022, the net interest margin was 3.09% and interest spread was 3.04%.

Noninterest income in the third quarter of 2022 was $3.9 million compared with $2.8 million in the third quarter of 2021, while noninterest income in the nine months of 2022 was $10.5 million compared with $8.3 million for the nine months of 2021. Gains on the sale of residential mortgage loans held for sale declined in both periods compared with a year earlier. Higher interest rates negatively impacted mortgage origination activity, particularly refinancings. Management noted that the Bank’s reputation for service, pricing, and loan processing efficiency supported continued purchase mortgage activity.

Growth in fee income in the third quarter of 2022 primarily reflected increased interchange income earned on card activity and overdraft fees, as well as a $0.07 per share income contribution from PWW.

Noninterest expense in the third quarter of 2022 was $8.9 million compared with $7.3 million in the third quarter of 2021. In the nine months of 2022, noninterest expense was $24.1 million compared with $21.4 million a year earlier. Both periods of 2022 reflected increased salaries and employee benefits primarily related to the addition of PWW.

For the three months ended September 30, 2022, ROAE was 19.47% and ROAA was 1.05%, with both ratios up considerably from a year earlier. For the nine months ended September 30, 2022, ROAE was 15.45% and ROAA was 0.95%, also up from the nine months of 2021.

Balance Sheet Reflects Organic Loan Growth, Strong Asset Quality

Total assets were $962.57 million at September 30, 2022 compared with $987.63 million at December 31, 2021.  Loans, net of allowance for loan losses, increased to $614.12 million at September 30, 2022 from $576.47 million at December 31, 2021. The growth in loans receivable primarily reflected new CRE loans. Commercial real estate loans (owner occupied and non-owner occupied and excluding construction loans) were approximately $336.88 million at September 30, 2022,  an increase from $307.95 million at December 31, 2021 that reflected CRE loan activity and growth throughout 2022.

Michael A. Syrek, President of the Bank, commented: “We have had several years of strong, steady growth in CRE lending, which we believe reflects the outstanding financial solutions Bank of the James offers and superior service from skilled relationship managers. Residential housing construction lending showed continued year-over-year growth, and commercial construction lending slowed year-over-year.

“As expected, we did experience a slowing of loan demand in the third quarter. In light of interest rate increases and economic uncertainties, we anticipate continuing softening in commercial loan demand, although we continue to have an attractive loan pipeline and good loan activity. Importantly, the quality of our loan portfolio has remained exceptionally high – a very positive indication of customers’ continued financial strength.”

Commercial loans (primarily C&I loans) were $101.23 million at September 30, 2022 compared with $105.07 million at December 31, 2021. Commercial construction loans at September 30, 2022 were $20.34 million, declining slightly from prior quarters as previous projects were completed. Residential construction lending was up from a year earlier, reflecting continuing demand for new housing in several of the Company’s markets. Secured consumer lending increased significantly at September 30, 2022 compared with September 30, 2021.

A decline in historical loss experience, improved delinquency trends, and other net improvements in qualitative factors resulted in a reduction of the Company’s allowance for loan losses since December 31, 2021. Asset quality has been consistently strong and stable, with a ratio of nonperforming loans to total loans of 0.13% at September 30, 2022. The allowance for loan losses to total loans was 1.03% at September 30, 2022.

Total nonperforming loans of $788,000 were down 17% from December 31, 2021. OREO declined 26% at September 30, 2022 from December 31, 2021, reflecting a third quarter 2022 write-down of a property that went under contract.

Total deposits at September 30, 2022 were $883.07 million, compared with $887.06 million at December 31, 2021. Total deposits continued to reflect good demand deposit activity and continued trimming of time deposits.

The Company’s total retained earnings increased to $29.5 million at September 30, 2022 from $23.4 million at December 31, 2021. Some measures of shareholder value declined at  September 30, 2022, primarily reflecting market value changes of the Company’s available-for-sale securities portfolio. Total stockholders’ equity decreased to $48.3 million from $69.4 million at December 31, 2021. This corresponds to a decrease of $4.21 per share in book value to $10.44 at September 30, 2022 from $14.65 at December 31, 2021. These decreases directly resulted from the impact that higher interest rates had on the market value of the Company’s available-for-sale securities portfolio.

For the nine months ended September 30, 2022, the value of the Bank’s available-for-sale securities portfolio has decreased by $25.70 million. The decrease is attributable to changes in market rates of interest rather than the credit concerns of the issuers. This decrease was responsible for a $5.55 per share decrease in book value from December 31, 2021 through September 30, 2022.  This decrease in book value per share was partially offset by stock repurchases during the nine months of 2022. These mark-to-market losses are excluded from the Bank’s regulatory capital.  The Company does not expect to realize the unrealized losses as it has the intent and ability to hold the securities until their recovery, which may be at maturity. The duration of the Company’s overall securities portfolio is approximately 6.25 years.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates,  changes in the value of real estate securing loans made by the Bank as well as the potential for the resurgence of COVID-19 and geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

CONSOLIDATED FINANCIAL INFORMATION FOLLOWS

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	9/30/2022	12/31/2021

Cash and due from banks	$38,622	$29,337
Federal funds sold	42,398	153,816
Total cash and cash equivalents	81,020	183,153

Securities held-to-maturity (fair value of $3,192 in 2022 and $4,006 in 2021)	3,643	3,655
Securities available-for-sale, at fair value	191,131	161,267
Restricted stock, at cost	1,387	1,324
Loans, net of allowance for loan losses of $6,394 in 2022 and $6,915 in 2021	614,117	576,469
Loans held for sale	3,239	1,628
Premises and equipment, net	18,250	18,351
Interest receivable	2,382	2,064
Cash value - bank owned life insurance	19,123	18,785
Customer relationship Intangible	7,986	8,406
Goodwill	3,819	3,001
Other real estate owned	566	761
Income taxes receivable	-	77
Deferred tax asset	7,431	1,371
Other assets	8,476	7,322
Total assets	$962,570	$987,634

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$155,984	$162,286
NOW, money market and savings	598,964	582,000
Time	128,121	142,770
Total deposits	883,069	887,056

Capital notes, net	10,037	10,031
Other borrowings	10,596	10,985
Income taxes payable	374	-
Interest payable	37	46
Other liabilities	10,118	10,087
Total liabilities	$914,231	$918,205

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,628,657 as of September 30, 2022 and 4,740,657 as of December 31, 2021
	9,905	10,145
Additional paid-in-capital	36,068	37,230

Accumulated other comprehensive loss	(27,084)	(1,386)
Retained earnings	29,450	23,440
Total stockholders' equity	$48,339	$69,429

Total liabilities and stockholders' equity	$962,570	$987,634

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Interest Income	2022	2021	2022	2021
Loans	$6,830	$6,605	$18,909	$20,089
Securities
US Government and agency obligations	331	230	911	640
Mortgage backed securities	437	138	1,196	299
Municipals	289	243	867	599
Dividends	5	4	36	39
Other (Corporates)	144	55	395	155
Interest bearing deposits	101	7	135	26
Federal Funds sold	262	33	463	67
Total interest income	8,399	7,315	22,912	21,914

Interest Expense
Deposits
NOW, money market savings	133	146	374	419
Time Deposits	143	239	467	890
Finance leases	24	26	73	80
Other borrowings	117	-	339	-
Capital notes	82	82	245	245
Total interest expense	499	493	1,498	1,634

Net interest income	7,900	6,822	21,414	20,280

Recovery of loan losses	(300)	-	(900)	-

Net interest income after provision for recovery of loan losses	8,200	6,822	22,314	20,280

Noninterest income
Gains on sale of loans held for sale	1,472	2,091	4,675	6,175
Service charges, fees and commissions	1,313	612	2,563	1,803
Wealth management fees	959	-	2,935	-
Life insurance income	113	117	338	315
Other income (loss)	(3)	2	8	12

Total noninterest income	3,854	2,822	10,519	8,305

Noninterest expenses
Salaries and employee benefits	4,529	4,093	13,051	11,901
Occupancy	445	437	1,348	1,270
Equipment	647	626	1,870	1,883
Supplies	116	120	380	354
Professional, data processing, and other outside expense	1,619	1,029	3,544	2,978

Marketing	222	209	661	720
Credit expense	244	309	765	869
Other real estate expenses, net	195	1	207	74
FDIC insurance expense	121	137	382	425
Amortization of intangibles	140	-	420	-
Other	601	337	1,491	950
Total noninterest expenses	8,879	7,298	24,119	21,424

Income before income taxes	3,175	2,346	8,714	7,161

Income tax expense	601	465	1,709	1,431

Net Income	$2,574	$1,881	$7,005	$5,730

Weighted average shares outstanding - basic and diluted (1)	4,683,581	4,740,657	4,721,423	4,750,235

Net income per common share - basic and diluted (1)	$0.55	$0.40	$1.48	$1.21

(1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

(unaudited)

Selected Data:	Three months ending Sep 30, 2022	Three months ending Sep 30, 2021	Change	Year to date Sep 30, 2022	Year to date Sep 30, 2021	Change
Interest income	$8,399	$7,315	14.82%	$22,912	$21,914	4.55%
Interest expense	499	493	1.22%	1,498	1,634	-8.32%
Net interest income	7,900	6,822	15.80%	21,414	20,280	5.59%
Recovery of loan losses	(300)	-	N/A	(900)	-	N/A
Noninterest income	3,854	2,822	36.57%	10,519	8,305	26.66%
Noninterest expense	8,879	7,298	21.66%	24,119	21,424	12.58%
Income taxes	601	465	29.25%	1,709	1,431	19.43%
Net income	2,574	1,881	36.84%	7,005	5,730	22.25%
Weighted average shares outstanding - basic (1)	4,683,581	4,740,657	(57,076)	4,721,423	4,750,235	(28,812)
Weighted average shares outstanding - diluted (1)	4,683,581	4,740,657	(57,076)	4,721,423	4,750,235	(28,812)
Basic net income per share (1)	$0.55	$0.40	$0.15	$1.48	$1.21	$0.27
Fully diluted net income per share (1)	$0.55	$0.40	$0.15	$1.48	$1.21	$0.27

(1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

Balance Sheet at period end:	Sep 30, 2022	Dec 31, 2021	Change	Sep 30, 2021	Dec 31, 2020	Change
Loans, net	$614,117	$576,469	6.53%	$583,572	$601,934	-3.05%
Loans held for sale	3,239	1,628	98.96%	6,462	7,102	-9.01%
Total securities	194,774	164,922	18.10%	155,957	93,856	66.17%
Total deposits	883,069	887,056	-0.45%	853,829	764,967	11.62%
Stockholders' equity	48,339	69,429	-30.38%	68,902	66,732	3.25%
Total assets	962,570	987,634	-2.54%	942,631	851,386	10.72%
Shares outstanding	4,628,657	4,740,657	(112,000)	4,740,657	4,339,436	401,221
Book value per share	$10.44	$14.65	$(4.21)	$14.53	$15.38	$(0.85)

Daily averages:	Three months ending Sep 30, 2022	Three months ending Sep 30, 2021	Change	Year to date Sep 30, 2022	Year to date Sep 30, 2021	Change
Loans	$615,208	$587,129	4.78%	$600,286	$598,135	0.36%
Loans held for sale	4,217	5,638	-25.20%	3,978	5,777	-31.14%
Total securities	230,986	142,670	61.90%	220,863	118,662	86.13%
Total deposits	885,602	843,452	5.00%	895,274	820,517	9.11%
Stockholders' equity	52,451	67,657	-22.48%	60,603	66,183	-8.43%
Interest earning assets	916,798	869,899	5.39%	927,482	847,730	9.41%
Interest bearing liabilities	752,909	692,709	8.69%	749,545	669,535	11.95%
Total assets	968,985	930,846	4.10%	986,867	906,389	8.88%

Financial Ratios:	Three months ending Sep 30, 2022	Three months ending Sep 30, 2021	Change	Year to date Sep 30, 2022	Year to date Sep 30, 2021	Change
Return on average assets	1.05%	0.80%	0.25	0.95%	0.85%	0.10
Return on average equity	19.47%	11.03%	8.44	15.45%	11.58%	3.87
Net interest margin	3.43%	3.11%	0.32	3.09%	3.20%	(0.11)
Efficiency ratio	75.54%	75.67%	(0.13)	75.53%	74.95%	0.58
Average equity to average assets	5.41%	7.27%	(1.86)	6.14%	7.30%	(1.16)

Allowance for loan losses:	Three months ending Sep 30, 2022	Three months ending Sep 30, 2021	Change	Year to date Sep 30, 2022	Year to date Sep 30, 2021	Change
Beginning balance	$6,616	$7,212	-8.26%	$6,915	$7,156	-3.37%
Recovery of loan losses	(300)	-	N/A	(900)	-	N/A
Charge-offs	(1)	(16)	-93.75%	(10)	(80)	-87.50%
Recoveries	79	80	-1.25%	389	200	94.50%
Ending balance	6,394	7,276	-12.12%	6,394	7,276	-12.12%

Nonperforming assets:	Sep 30, 2022	Dec 31, 2021	Change	Sep 30, 2021	Dec 31, 2020	Change
Total nonperforming loans	$788	$954	-17.40%	$1,904	$2,064	-7.75%
Other real estate owned	566	761	-25.62%	806	1,105	-27.06%
Total nonperforming assets	1,354	1,715	-21.05%	2,710	3,169	-14.48%
Troubled debt restructurings - (performing portion)	431	372	15.86%	376	392	-4.08%

Asset quality ratios:	Sep 30, 2022	Dec 31, 2021	Change	Sep 30, 2021	Dec 31, 2020	Change
Nonperforming loans to total loans	0.13%	0.16%	(0.03)	0.32%	0.34%	(0.02)
Allowance for loan losses to total loans	1.03%	1.19%	(0.16)	1.23%	1.17%	0.06
Allowance for loan losses to nonperforming loans	811.42%	724.84%	86.58	382.14%	346.71%	35.43